UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR (G) OF THE
SECURITIES EXCHANGE ACT OF 1934

BENIHANA INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	65-0538630
(State of incorporation or organization)	(IRS Employer Identification No.)

8685 Northwest 53rd Terrace, Miami, Florida	33166
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: ________________
(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Rights to purchase one one-hundredth of a share of Series A-1 and Series A-2 Junior Participating Preferred Stock, par value $1.00 per share	NASDAQ Global Select Market

    This Amendment No. 1 is filed to supplement and amend the information set forth in the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on February 18, 1997 by Benihana Inc. relating to the Rights Agreement, dated as of February 6, 1997, between Benihana Inc. and First Union National Bank of North Carolina, as Rights Agent.

Item 1.	Description of Registrant’s Securities to be Registered.

 On January 24, 2011, the Board of Directors of Benihana Inc. (the “Company”) approved and the Company entered into Amendment No. 2 (the “Amendment”) to the Amended and Restated Rights Agreement, dated as of January 31, 2007, as amended as of May 18, 2007, with American Stock Transfer & Trust Company, LLC, as successor to the interest of First Union National Bank of North Carolina (the “Rights Agreement”).

The primary purpose of the Amendment is to extend the Final Expiration Date (as defined in the Rights Agreement) from February 2, 2011 to February 2, 2015, consistent with the duration of the previous extension of the Rights Agreement implemented by the Company in 2007.  The Amendment also amends the Purchase Price payable for each one one-hundredth of a Preferred Share purchasable pursuant to the exercise of a Right (each, as defined in the Rights Agreement) to $40.00 (subject to adjustment as provided in the Rights Agreement).  In connection with the amendment of the Purchase Price, the Amendment provides that no adjustment to the number of Preferred Shares purchasable upon the exercise of a Right, the Redemption Price or the Exchange Ratio (each, as defined in the Rights Agreement) shall have been deemed to have been made pursuant to the applicable provisions of the Rights Agreement with respect to any event occurring prior to the date of the Amendment.  In addition, the Amendment also makes certain changes to the provisions of the Rights Agreement that under certain conditions authorize the Company’s Board of Directors to exchange Rights for Common Shares (as defined in the Rights Agreement) following a person becoming an Acquiring Person (as defined in the Rights Agreement) to allow the Board of Directors to issue such Common Shares to a trust, to be held for the benefit of holders of Rights and to be distributed upon compliance with the applicable provisions of the Rights Agreement.

In connection with the Amendment described above, the Board of Directors also approved certain amendments (the “Certificate Amendments”) to the Certificate of Designations of Series A-1 Junior Participating Preferred Stock of the Company (the “Series A-1 Preferred Stock”) and Series A-2 Junior Participating Preferred Stock of the Company (the “Series A-2 Preferred Stock”) issuable upon the exercise of a Right.   The Certificate Amendments increase the authorized number of shares of Series A-1 Preferred Stock and Series A-2 Preferred Stock from 40,000 and 30,000 shares, respectively, to 70,000 and 120,000 shares, respectively.

The foregoing summary of the Amendment and Certificate Amendments is qualified in its entirety by the full text of the Amendment and Certificate Amendments, which are attached as Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on January 25, 2011, which is hereby incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description

4.1
Amendment No. 2, dated as of January 24, 2011, to the Amended and Restated Rights Agreement, dated as of January 31, 2007, as amended as of May 18, 2007, between Benihana Inc. and American Stock Transfer & Trust Company, LLC, as successor to the interest of First Union National Bank of North Carolina, including the forms of Certificates of Amendment of the Certificates of Designations of Series A-1 and Series A-2 Junior Participating Preferred Stock of Benihana Inc., attached thereto as Exhibits A-1 and A-2, respectively (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on January 25, 2011).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

BENIHANA INC.

Dated: January 25, 2011	By: /s/ Richard C. Stockinger
Richard C. Stockinger
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1
Amendment No. 2, dated as of January 24, 2011, to the Amended and Restated Rights Agreement, dated as of January 31, 2007, as amended as of May 18, 2007, between Benihana Inc. and American Stock Transfer & Trust Company, LLC, as successor to the interest of First Union National Bank of North Carolina, including the forms of Certificates of Amendment of the Certificates of Designations of Series A-1 and Series A-2 Junior Participating Preferred Stock of Benihana Inc., attached thereto as Exhibits A-1 and A-2, respectively (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on January 25, 2011).